Exhibit 10.8
January 28, 2009
Mr. Jeffrey G. Naylor
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701
Re: Resignation
Dear Jeff:
By this letter (this “Resignation Letter”) I hereby confirm my resignation as Executive Vice President and Chief Financial Officer of The TJX Companies, Inc. (the “Company”), effective as of the close of business on January 31, 2009 (the “Resignation Effective Time”). I also hereby resign, effective as of the Resignation Effective Time, from all offices and other positions, including as a member of fiduciary and other committees, with the Company, the Company’s subsidiaries, the Company’s benefit plans and trusts and The TJX Foundation, Inc. I acknowledge that under Section 6(a) of my employment agreement with the Company dated as of June 11, 2007, as amended, (my “Employment Agreement”), I would not be entitled to any benefits or payments under my Employment Agreement by reason of my resignation except those expressly set forth in Section 6(a) of my Employment Agreement, and I agree that the Company shall not have any obligation to provide such payment and benefits. The Company nevertheless hereby agrees, subject to the terms and conditions of this Resignation Letter, to provide me the benefits and payments described in Section 5(a) of my Employment Agreement as amended by this Resignation Letter (the “Section 5(a) Benefits”) (but not those described in Section 6(a) of my Employment Agreement) as though my employment had been terminated by the Company other than for Cause effective as of the Resignation Effective Time. Except as provided in this Resignation Letter, the terms of my Employment Agreement shall continue in full force and effect. Without limiting the generality of the foregoing, I hereby acknowledge that any right that I have to the receipt or retention of any of the Section 5(a) Benefits shall be subject to the provisions of Section 8 of my Employment Agreement as though paid pursuant to Section 5 of my Employment Agreement, and that for this purpose the payment described in subparagraph (d) of the following paragraph shall be treated as a Section 5(a) benefit. I also agree that I will not disparage the Company or any of its employees, officers, directors or agents in communications with third parties.
My entitlement to any payments or benefits by reason of my resignation shall be subject to the following additional terms and conditions:
     (a) For the avoidance of doubt, as provided in my Employment Agreement, the Section 5(a) Benefits described in Section 5(a)(i), (ii) and (viii) of my Employment Agreement that would otherwise have been paid within the first six months after the date of my separation from service shall be accumulated and paid six months and one day after the date of my separation from service, with the balance paid thereafter in accordance with the terms of my Employment Agreement.
     (b) The Section 5(a) Benefits described in Section 5(a)(iii) of my Employment Agreement shall include and be limited to payment of my MIP award for the Company’s fiscal year ended January 31, 2009 and of my LRPIP award for the cycle ended January 31, 2009, in each case based on actual Company performance as certified by the ECC, awards to which I am entitled by virtue of my employment with the Company through the Resignation Effective Time. The award payments described in the immediately preceding sentence shall be paid at the same time as MIP and LRPIP awards to other executives for the performance period ending January 31, 2009 are paid.

     (c) I shall not be paid any Section 5(a) Benefits described in Section 5(a)(iv) of my Employment Agreement in respect of MIP for the fiscal year ended January 31, 2009 or in respect of LRPIP for the cycle ended January 31, 2009.
     (d) The Section 5(a) Benefits described in Section 5(a)(iv) that consist of prorated LRPIP target award payments for each of the fiscal year 2008-2010 cycle and the fiscal year 2009-2011 cycle shall be paid as soon as practicable after the close of the last fiscal year in the relevant cycle but in all events by the 15th day of the third month following the end of such fiscal year.
     (e) None of the payments or benefits referenced in (a) or (d) above shall be payable unless I execute the general release attached hereto as Exhibit A (the “Release”), and deliver the same to Mr. Greg Flores, during the twenty-one (21) day period following the Resignation Effective Time and do not revoke the Release within the seven-day revocation period specified in such Release.
     (f) If I execute the Release and deliver the same to Mr. Greg Flores, during the twenty-one (21) day period following the Resignation Effective Time and do not revoke such release within the seven-day revocation period specified in such Release, the Company shall pay me, upon the expiration of such seven-day revocation period, the additional sum of $62,000 .
     (g) All shares of restricted stock of the Company (totaling 34,667 shares) that I hold shall be forfeited to the Company as of the Resignation Effective Time without the requirement of any further action or any payment by the Company.
     (h) All of my options to acquire stock of the Company that are currently unvested (totaling options to acquire 45,671 shares) shall be forfeited to the Company as of the Resignation Effective Time without the requirement of any further action or any payment by the Company, and all of my options to acquire stock of the Company that are currently vested (totaling options to acquire 10,000 shares) shall survive my resignation and remain exercisable in accordance with the terms of those options and of the Company’s Stock Incentive Plan under which they were issued.
I understand that all payments made to me shall be subject to applicable tax withholding and that the Company will not be liable for any additional taxes, or any penalties or interest, with respect to any amounts that may be payable to me.
Although I will cease to be employed by the Company as of the Resignation Effective Time, I would be happy to arrange to consult with the Company, consistent with my availability and other commitments, to promote a smooth transition of my duties.
If the Company agrees to these terms, please so indicate by executing this letter agreement in the space indicated below, whereupon my resignation will take effect on the terms indicated above.

/s/ Nirmal K. Tripathy
Nirmal K. Tripathy

The Company agrees to the terms
hereinabove specified, effective as of
the date of this letter agreement.
THE TJX COMPANIES, INC.
BY: /s/ Jeffrey G. Naylor
       Jeffrey G. Naylor

Exhibit A
RELEASE OF CLAIMS
     FOR AND IN CONSIDERATION OF the payments to be made to me in connection with the termination of my employment as described in the letter agreement between me and The TJX Companies, Inc. (the “Company”) dated January 23, 2009 (the “Resignation Letter”), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I, Nirmal Tripathy, on my own behalf and on behalf of my heirs, executors, administrators, personal representatives, and assigns and all others connected with or claiming through me, hereby remise, release and forever discharge the Company, together with its affiliates, its predecessors and successors, each of its past, present and future officers, directors, employees, representatives, attorneys, insurers, agents and assigns, individually and in their official capacities (individually and collectively, the “Releasees”), from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including without limitation any causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company, each as amended from time to time), together with any claims to equity, options acceleration or compensation of any kind other than as set forth in the Resignation Letter. This Release of Claims does not affect my vested rights under any employee pension plan or release any claim arising after the effective date of the Resignation Letter.
     In signing this Release of Claims, I acknowledge that I have read and understand each of its provisions; that my signing of this Release of Claims is knowing and voluntary; that I have been afforded an opportunity of at least twenty-one (21) days to consider its terms; that I was encouraged by the Company to consult with an attorney prior to executing this Release of Claims and that I have, in fact, consulted with an attorney prior to signing this Release of Claims; and that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Resignation Letter.
     I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.
     Intending to be legally bound, I have set my hand and seal on the date written below.
Signature:       /s/ Nirmal K. Tripathy
Dated: January 28, 2009